EXHIBIT 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-74556, 33-87758, 33-87760, 333-06673, 333-45917, 333-58688 and 333-58690) of GreenPoint Financial Corp. of our report dated January 21, 2003 relating to the financial statements, which appears in this Annual Report to Shareholders on Form 10-K.

/s/ PricewaterhouseCoopers LLP

New York, New York
March 28, 2003